Exhibit 10.8

Service Level Agreement	Level Three Application Support
For Support Services in 2007	Version 1.0

Service Level Agreement

Between

Shaner

and

REX Energy

For

IT Consultation and Support

Submitted to: Tom Stabley

CFO, REX Energy

Submitted by: Shaner

1965 Waddle Road

State College, PA 16803

April 10, 2007	Shaner	Page 1

IT Consultative and Support Services	Service Level Agreement
For Support Services in 2007	Version 1.0

Purpose

The purpose of this Support Service Level Agreement (SLA) is to formalize an arrangement with Shaner Hotel Group Limited Partnership (“Shaner”) and REX Energy Operating Corp. (“Rex Energy”) to deliver specific support services, at specific levels of support, and at an agreed-upon cost. This document is intended to provide details of the provision of IT consultative and support services to REX Energy. This SLA will evolve over time, with additional knowledge of the client requirements, as well as the introduction of new applications and services into the support portfolio provided by REX Energy and documented as part of this agreement.

Scope of Agreement

The following services are provided in response to the request for support from REX Energy to Shaner in accordance with Shaner’s case management process. In addition, the documented services provided under this agreement are hereby authorized to be conducted as a time and material basis without prior approval from REX Energy. Changes to the scope of work can be enacted by REX Energy through communications of both parties and documented and agreed to by both parties as an addendum to the statement of work.

Services Provided Under This Agreement

The following services are provided in response to the transfer of trouble tickets for IT consultative and infrastructure support from REX Energy to Shaner or initiated by Shaner support staff on an as needed basis without a specific request from REX Energy:

•	Corrective maintenance—Defined as activities associated with root-cause analysis and bug-fix isolation and resolution:

•

Root-cause analysis—Analysis of the root causes of problems. Problems will be reviewed to determine their root causes, measures will be taken to correct the sources of the problems, and reports will be prepared and distributed in a timely fashion.

•

Bug fixes—Defined as the emergency repair of any system operation that does not comply with the current signed and approved system specification. This includes system errors, “hung” or halted screens, or unexpected results within the system that render it unusable for the purpose for which it was designed.

•

Suggestion for outside help—Recommendation from Shaner that the problem encountered by Shaner in investigating the situation are beyond the expertise of Shaner and outside third parties should be engaged to deal with the issue.

Support Services Specifically Covered Under This Agreement

The following IT consultative and support services are provided under this agreement:

TELECOMMUNICATIONS:

•	Maintenance and support of telephony equipment

•	Installation of new phone sets

•	Scheduling and liaison for IT outsourcing and carrier provider services

•	Contract reviews, RFPs, and billing

•	Monitoring of system state

SYSTEMS ADMINISTRATION:

•	Maintenance and support of servers

•	Server environment issues(HVAC, electrical, security)

•	Management of service contracts

•	Software licensing review of information provided by Rex

•	Server security

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Service Level Agreement	Level Three Application Support
For Support Services in 2007	Version 1.0

•	Forecasting server growth

•	Systems integration and coordination with external IT service providers

NETWORK ADMINISTRATION:

•	Maintenance and Support

•	Outsource service management

•	Service contract renewals and negotiations

•	Network Security

•	Network performance and monitoring

DESKTOP SUPPORT:

•	Procurement of systems

•	Software licensing review of materials provided by Rex

•	Preventive maintenance and support

•	Root cause analysis and bug fixes(troubleshooting)

IT CONSULTATION:

•	Research and procurement of emerging and new technologies

•	Disaster recovery planning

•	Business continuity planning

•	Policy and procedures authoring

•	Regulatory compliance issues

Requests for Services NOT Covered Under This Agreement

This agreement does not cover the following requests. However, Shaner would be pleased to provide a separate statement of work in proposing services to address any of the following:

Adherence to Regulatory Compliance specific to REX Energy

Shaner will not be responsible or liable for any adherence to regulatory issues as they pertain to the IT infrastructure and computer systems of REX Energy. REX Energy can utilize the resources of this contract in an effort to meet their regulatory goals but cannot impose liability or negligence on Shaner. Shaner acts in a support service capacity to REX Energy, therefore cannot take responsibility.

Applications Development

Shaner can provide consultative services but will not provide development resources that may involve reporting, systems integration, or database development.

Specific training

REX Energy will provide the training, and associated costs, for two Shaner support staff (a support prime and backup) in software specific to a single application prior to transition of a new application to the Shaner support team.

Assistance with application usage

Advice about or education on how to use applications, including completing transactions, creating users within or for an application, or on the purpose of an application.

Services beyond the expertise of Shaner

The parties recognize that Shaner may not have the expertise to deal with all issues Rex Energy may need or desire if in the future concerning its IT system. Shaner will inform Rex Energy when such situation develops and upon receipt will help Rex obtain outside third party help and assistance with the issue.

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IT Consultative and Support Services	Service Level Agreement
For Support Services in 2007	Version 1.0

Applications Covered

This agreement is for services related to support requests concerning the production applications detailed in the Statement of Work.

Changes to Service Level Agreement

Termination of Agreement

In the event that REX Energy or Shaner wishes to terminate this agreement, a 90-day written notice of intent to terminate must be delivered by REX Energy to Shaner or Shaner to Rex Energy.

Amendment to Agreement

Any amendment to the Terms and Conditions of this agreement would require the approval of REX Energy and Shaner management. The amendment of the agreement would take place through an addendum to this agreement.

There will be an opportunity on a quarterly basis to make adjustments to this SLA. REX Energy and Shaner agree to work together to make changes at that time.

New Applications

New applications and versions implemented during the term of this agreement will become a part of this SLA through REX Energy’s notification and Shaner’s consent. REX Energy will be responsible for initiating and ensuring completion of the appropriate process. These applications will be incorporated into the inventory of applications supported in Appendix B of the Statement of Work. Changes to the inventory of applications supported will be reviewed on a regular basis, and if need be, changes to the SLA will follow the process described in the Amendment to Agreement section above.

Levels of Effort

Levels of effort (LOE) to address problem tickets will be reviewed and adjusted accordingly for all new applications and versions/enhancements implemented, or applications decommissioned, during the term of this agreement. All changes will be conducted by Shaner and REX Energy representatives, with an addendum made to this agreement.

Renewal of Agreement

This agreement will be renegotiated by REX Energy and Shaner on an as needed basis. The contract will automatically renew monthly with a 90-day window for accepted changes to be implemented.

Processes and Procedures Related to This Agreement

Call Management Process

Shaner’s case management system (HelpStar) will be used by all support team levels to record and track all problem reports, inquires, or other types of calls received by support staff. This provides REX Energy with the ability to provide metrics with regard to this SLA. A special project que to track each REX Energy support request has been created in Shaner’s case management system.

SLA Funding Agreement

Billing for services provided under this agreement will be accomplished through direct billing to REX Energy under the terms and conditions of the appropriate Purchase Order raised for these services or unless otherwise stated in the specific Application Detail in Appendix B. The specific billing amount for direct support on a Time and material basis is itemized in Appendix B. Once support obligations are fulfilled, they become non-negotiable but steps can be taken to adjust work to be completed on upcoming project tasks.

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Service Level Agreement	Level Three Application Support
For Support Services in 2007	Version 1.0

This support SLA does not include funding for services not covered under this agreement.

Addenda

There are currently no addenda to this agreement. Any future addenda will be referenced in the Statement of Work through an Addendum Log in Appendix B.

Metrics

Metrics Reporting

Shaner will provide a quarterly report of services conducted as it pertains to this contract. The report will specify a description of service, individual(s) that completed the task, date, time, and total effort of work. In addition, Shaner will record any discussions and decisions made by REX Energy to address issues outside of the original scope of work.

General Terms and Conditions

Term of Agreement

This agreement is in effect April 1, 2007 and ends upon a ninety day notice from either party.

Organizations

This agreement is between Shaner and REX Energy, as named on the cover of this agreement.

Approvals

In order to make this agreement operational, approvals as per Appendix B of the Statement of Work must be in place.

Approval Authority

Key contacts are shown in Appendix B of the Statement of Work.

Travel

Travel may be required to support REX Energy offices. REX Energy agrees to pay for all reasonable out-of-pocket expenses incurred by Shaner support staff in complying with this SLA. Shaner will agree to have pre-approval from REX Energy prior to scheduling any travel.

Dependence on Other Organizations

In some cases, Shaner is dependent on other service providers to fulfill the full scope of services and external suppliers (i.e. ATT, Cisco, etc.) in providing carrier support services to REX Energy. Shaner agrees to manage the interface into those suppliers as it relates to the provision of services under this agreement. Effort of managing those relationships will be reflected and charged to REX Energy as a time and material expense.

The list of organizations and vendors that Shaner is dependent on may change during the term of this agreement.

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IT Consultative and Support Services	Service Level Agreement
For Support Services in 2007	Version 1.0

Limitation of Liability

Except where Shaner’s negligence causes death or personal injury, Shaner’s liability to Rex Energy for any and all claims under this SLA whether in contract, tort or other whether related to any one event or connected series of events shall not exceed the fees paid to Shaner by Rex Energy for the services provided for under this SLA. In no event shall either party be liable to the other for any incidental, indirect, special or consequential, punitive damages including loss of profit, loss of business, loss of data or anticipated savings even if the other party has notice of the possibility of such damages.

Neither party to this agreement shall be under any liability to the other for any delay or failure to perform any obligations under this agreement (except failure to pay) if the same is wholly or partially caused, whether directly or indirectly, by circumstances beyond its reasonable control, provided the affected party provides the other party with written notice of the force majeure event within a reasonable time of its occurrence.

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Service Level Agreement	Level Three Application Support
For Support Services in 2007	Version 1.0

Appendix A

Definitions

Support Request

For the purposes of this agreement, a support request is generally defined as a request for support to fix a computer issue, procurement of hardware, or relocation of IT equipment.

Work Order

For the purposes of this agreement, a Work Order is generally defined as any request to make modifications to the functionality of an existing system or any request to add functionality to an existing system. Such requests are only covered under this agreement if under five days of effort.

Request priority

REX Energy can implement prioritization on any support request. Prioritization can be assigned via the interface to the Shaner case management system. A variable rate for services will apply based on prioritization from REX Energy users.

Case Management System

For the purpose of this agreement, the case management system is defined as the CRM currently used by the Shaner support staff and provides the interface for REX Energy to input and prioritize support requests.

Appendix B

Roles and Responsibilities

REX Energy

REX Energy has the following general responsibilities under this agreement:

•	REX Energy will conduct business in a courteous and professional manner with Shaner IT staff.

•	REX Energy users, clients, and/or suppliers using the applications stated in the Statement of Work will use the Shaner case management system to request support.

•	REX Energy will provide all information required to open a support request.

•	REX Energy will assign prioritization to support requests as defined in the statement of work.

•	Once a support request has been submitted, REX Energy will make themselves available to work with the Shaner support resource assigned to the support request.

•	REX Energy end users do not contact Shaner support resources directly to report a problem. All problem calls must be logged through the appropriate help desk.

•	REX Energy will provide all of the necessary and requested documentation, information, and knowledge capital to Shaner’s support specialist on an as needed basis.

Shaner

Shaner has the following general responsibilities under this agreement:

•	Shaner will conduct business in a courteous and professional manner with REX Energy.

•	Shaner will log all information from REX Energy required to establish contact information, document the nature of the problem and REX Energy’s hardware/network environment (as applicable).

•	Shaner will attempt to resolve problems over the phone on first call.

•	Shaner will obtain REX Energy’s approval before ticket closure.

•	Shaner will be the interface on behalf of the client to outside service providers and other organizations as appropriate.

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IT Consultative and Support Services	Service Level Agreement
For Support Services in 2007	Version 1.0

•	Shaner will audit support efforts on a regular basis to attempt to assure that levels of service expectations are met.

•	Shaner will conduct themselves with a high level of financial stewardship, when scheduling preventive maintenance for the REX Energy IT infrastructure.

There are several roles deployed within Shaner that are integral to the provision of support services to REX Energy. These roles include the following:

Support Manager

The Shaner support manager will provide the overall direction of the activities of the support specialists, participate directly in the production of the associated deliverables, and will negotiate with REX Energy’s primary contact regarding the classification of enhancements and the scheduling of tasks. His or her duties will include:

•	Dedicating 10 percent LOE during transition and support phases.

•	Billable services to the client:

•	Ensuring SLA targets are met (coordinating all activities to ensure all tasks are performed in a consistent manner and on schedule).

•	Ensuring all work is performed according to the agreed-upon work methods and standards that are in effect within Shaner and REX Energy’s.

•	Acting as point of escalation for issues beyond usual scope (e.g., attending meetings on behalf of REX Energy, coordination between groups for implementing cross-application solutions, etc.).

•	Participating directly in the production of the associated deliverables.

•

Liaising with client managers (negotiating with client’s support managers regarding the classification of enhancements and the scheduling of tasks, and coordinating the presentation of deliverables to REX Energy’s management team).

•	Nonbillable services to the client:

•	Ensuring support specialists have all required tools to perform their function.

•	Performing resource management and scheduling, including provision of overall direction of the activities of the support specialists.

•	Creating and implementing standard training program for all support resources.

•	Conducting continuous process improvements.

•	Liaising with other Shaner groups.

•	Assessing the workload for each support request and assigning work to the team member having the appropriate technical knowledge.

Primary Support Specialist

The Shaner primary support specialists work as a dynamic team of support professionals who provide level 1 through 3 service support for critical IT systems. Reporting to the Shaner support manager, they are responsible for the timely submission of all deliverables. Their duties include:

•	Dedicating 50 percent LOE during the first month of this support agreement.

•	Conducting all root-cause analysis and bug fix isolation and resolution activities, and associated documentation for the individual tasks, as assigned by the Shaner support manager.

•	Acting as a point of contact for all desktop support issues.

•	For enhancements, determining the potential high-level effort for all changes, and based on that, either passing it on to a Tech lead or completing it themselves.

•	Identifying all tasks associated with each support request and deriving estimates for the completion of each task.

•	Responsibility for responding to and updating tickets.

•	Providing knowledge transfer to backup support specialist on regular basis.

•	Preparing quarterly status reports.

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Service Level Agreement	Level Three Application Support
For Support Services in 2007	Version 1.0

Backup Support Specialist

The Shaner backup support specialists work as a dynamic team of support professionals who provide level 3 support for critical support requests. Reporting to the Shaner support manager, they are responsible for the timely submission of all deliverables. Their duties include:

•	Dedicating 25 percent LOE during the first month of this support agreement.

•	Performing basic support activities

•	Participating in bug fixes/enhancements up to the 25 percent LOE to keep up to date on application (if client agrees to maximum utilization on the LOE).

Tech Lead

The Shaner tech lead works as a point of contact on all technical issues for support specialists, who provide level 3 support for critical IT business systems. Reporting to the Shaner support manager, he or she is responsible for assisting, coaching, and mentoring support specialists in the timely submission of all deliverables. His or her duties include:

•	Dedicating 25 percent LOE during the first month of this support contract.

•	Providing advice and assistance to prime support specialists on complicated fixes or unusual types of support requests (e.g., network configurations, server policies, etc.).

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IT Consultative and Support Services	Service Level Agreement
For Support Services in 2007	Version 1.0

STATEMENT OF WORK

This statement of work outlines the specific services and support coverage for this service level agreement between Shaner and REX Energy. Changes to this statement of work must be approved in writing by both parties before any changes to the scope of work can be enacted.

The following REX Energy office locations are covered under this statement of work.

State College, PA

Bridgeport, IL

Canonsburg, PA

Midland, TX

The following applications will be immediately supported as they exist within the REX Energy infrastructure. Support expectations will only include the proper installation, patching, and operations of the documented software packages and exclude user training, development, and other application usages.

Windows XP

Microsoft Office 2003

Adobe Acrobat Standard for scanning documents

Aries

Petra

Quickbooks

Natural Gas Electronic Tax Filing

Lasser

Shaner will provide Telecommunication services as indicated in the scope of agreement for Rex Energy offices as identified in this scope of work. Shaner agrees to service and maintain all phone and voice mail equipment, manage all data services. Service and support shall include all service calls for repair, replacement of parts, working with Rex to set-up telecom related accounts to assure proper billing procedures, accounts and coordinating the different telecom carrier services such as the Local Exchange Company (LEC), Internet Service Provider (ISP), Third party telephone vendors for local presence. These services will be a billable expense of time and materials as it pertains to Rex Energy’s requirements for services mentioned above. These services will be a billable expense of time and materials as it pertains to REX Energy’s requirements for services to these areas. Service will be conducted on an as needed basis and will not require a direct service request from REX Energy.

Shaner will perform maintenance and support on the REX Energy network through in house or outsourcing means on a per request basis originating from REX Energy through the Shaner case management system. Currently REX Energy outsources it’s firewall and core network switching responsibilities to Enertia. Shaner assumes no current responsibilities for this network infrastructure once extending past the edge switches.

Shaner will provide systems administration for the following servers as a time and materials basis: Exchange, file, print, and Blackberry servers. Systems administration will include preventative maintenance patching and security updates, monitoring the server health, file system backup and restoration, storage of backup tapes, and general security of the operating systems. Shaner may exercise the right to outsource onsite support of these critical systems due to their- geographic location. This will be on a time and material basis. Service will be conducted on an as needed basis and will not require a direct service request from REX Energy.

EXCLUSION: REX energy currently supports REX Energy’s Microsoft SQL and Citrix servers through a third party consultant (Enertia). Shaner assumes no current responsibilities for these servers unless specific requests originate from REX Energy and documented as an addendum to this statement of work.

Shaner will provide Helpdesk and support services regarding desktop support in response to support requests originating from REX Energy submitted through the Shaner case management system. These services include procurement of computer equipment, software, and the installation and troubleshooting of those systems once in place. This support will be charged on a time and materials basis. All preventative maintenance on the agreed upon equipment will be conducted on an as needed basis and will not require a direct service request from REX Energy.

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Service Level Agreement	Level Three Application Support
For Support Services in 2007	Version 1.0

Consultative services can be provided upon a request from REX Energy. These services can include disaster recovery planning, business continuity planning, regulatory compliance, recommended policy and procedures, application selection, hardware selection, etc. These services will only be provided as needed and by REX Energy initiating a request for service via the Shaner case management system. Once approved, these services will be charged as a billable expense of time and materials. REX Energy can utilize the resources of this contract in an effort to meet their regulatory goals but cannot impose liability or negligence on Shaner. Shaner acts in a support service capacity to REX Energy, therefore cannot take responsibility.

All Shaner initiated support services will be billed with a prioritization code of “low” unless escalation is requested by REX Energy as the situation requires or there is an existing circumstance of loss or disruption of service. All other support services originating via the Shaner case management system, can be prioritized by the requester. It is the responsibility of REX Energy to assure that users of this system prioritize accurately. A prioritization description, rate, and response times are documented within this statement of work. Once prioritized and work is initiated, the applied cost cannot be revoked.

For the purpose of this statement of work, normal business hours are between 8am and 5pm Mondays through Friday; except for Shaner documented holidays and weekends. All after hour requests will be handled with a prioritization determined by the Shaner support staff.

LOW	Response time not to exceed 5 business days during Shaner normal business hours	RATE: 100%

MEDIUM	Response time not to exceed 3 business days during normal business hours	RATE: 125% plus

HIGH	Response time not to exceed 1 business day during normal business hours	RATE: 150%

Critical	Response time not to exceed 1 hour during normal business hours	RATE: 200% of rate

Additional rates:

Primary Support Specialist • Josh Almandinger • Rich Reese	55/hr.

Backup Support Specialist • Josh Almandinger • Rich Reese	55/hr

Tech Lead • Rich Reese(Systems Administration) • Shawn Caldwell(Network Manager) • James Romines(Telecommunications Manager)	75/hr

Support Manager • Stephen Murgas(Director of IT)	125/hr

Rates will be determined and based upon priority and category of support service expertise. These rates reflect fair market value and will remain in effect until the time when this statement of work is redefined and documented. Some Shaner employees cross over between job classifications, therefore Shaner will base the appropriate rate on the service being performed rather than the individual performing the task.

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IT Consultative and Support Services	Service Level Agreement
For Support Services in 2007	Version 1.0

Approval signatures:
Shaner Hotel Group Limited Partnership		Rex Energy Operating Corp

By:	Shaner Operating Corp., its general partner

John B. Griffin (dated 4-13-07)		/s/ Tom Stabley
Shaner: J.B. Griffin		REX Energy: Tom Stabley

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